                                                                    Exhibit 12.1

                       INTEGRATED PROCESS EQUIPMENT CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                     FOR THE YEAR ENDED JUNE 30,
                                                     --------------------------
                                             1993      1994      1995       1996       1997
                                           -------   -------    -------   --------   -------
                                                   In thousands , except ratio data
Pre-tax income (loss) from continuing
 operations                                 (2,599)   (9,730)    10,670    (15,7620)  (8,133)
Fixed charges:
  Interest expense                              10       941        879      2,031     1,707
  Amortization of debt expense                 314     4,256        213        ---       ---
  Rentals                                       82       156        210        544       858
                                            -------   -------    -------   --------   -------
    Total fixed charges                        406     5,353      1,302      2,575     2,565
                                           -------   -------    -------   --------   -------
Earnings before income taxes and fixed
 charges                                   $(2,193)  $(4,377)   $11,972   $(13,187)  $(5,568)
                                           =======   =======    =======   ========   =======
Ratio of earnings to fixed charges              --        --        9.2x        --        --

For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated income (loss) from continuing operations before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, amortization of debt expense and the portion of rental expense under leases deemed by the Company to be representative of the interest factor. For the years ended June 30, 1993, 1994, 1996 and 1997, earnings were insufficient to cover fixed charges by $2,599, $9,730, $15,762 and $8,133, respectively.